SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No._______)*



                     Check Point Software Technologies Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M22465104
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 16

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 2 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S. Venture Partners IV, L.P. ("USVP IV")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         2,304,060 Ordinary Shares, except that Presidio Management Group IV,
           BENEFICIALLY                      L.P. ("PMG IV"), the general partner of USVP IV, and Bowes, Federman,
      OWNED BY EACH REPORTING                Krausz, Vogel  and  Young, the general partners  of  PMG  IV,  may be
           PERSON WITH                       deemed to have  shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             2,304,060  Ordinary Shares,  except that Presidio  Management Group IV,
                                             L.P. ("PMG IV"), the general  partner of USVP IV, and Bowes,  Federman,
                                             Krausz,  Vogel and Young, the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,304,060
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   7.04%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 3 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Second Ventures II, L.P. ("SV II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         280,665 Ordinary Shares, except that Presidio Management Group IV,
           BENEFICIALLY                      L.P. ("PMG IV"), the general partner of SV II, and Bowes, Federman,
     OWNED BY EACH REPORTING                 Krausz, Vogel and Young, the general partners of PMG IV,  may be
           PERSON WITH                       deemed to have  shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER

                                             280,665 Ordinary Shares, except that Presidio Management Group IV, L.P.
                                             ("PMG IV"), the general partner of SV II, and Bowes, Federman,  Krausz,
                                             Vogel and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       280,665
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.86%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 4 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     USVP Entrepreneur Partners II, L.P. ("UEP II")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         80,190 Ordinary Shares, except that Presidio Management Group IV,
           BENEFICIALLY                      L.P. ("PMG IV"), the general partner of UEP II, and Bowes, Federman,
     OWNED BY EACH REPORTING                 Krausz, Vogel and Young, the general partners of PMG IV,  may be
           PERSON WITH                       deemed to have  shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             80,190 Ordinary Shares,  except that Presidio Management Group IV, L.P.
                                             ("PMG IV"), the general partner of UEP II, and Bowes, Federman, Krausz,
                                             Vogel and Young,  the general partners of PMG IV, may be deemed to have shared dispositive power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       80,190
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.25%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO.M22465104                                              13 G                   Page 5 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Presidio Management Group IV, L.P. ("PMG IV")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
             SHARES                          0 Ordinary Shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and 80,190 are Ordinary  Shares directly owned by UEP II. PMG
                                             IV is the  general  partner  of USVP IV,  SV II,  and UEP II and may be deemed to have shared voting power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Ordinary Shares.
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and 80,190 are Ordinary  Shares directly owned by UEP II. PMG
                                             IV is the  general  partner  of USVP IV,  SV II,  and UEP II and may be deemed to have shared dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,664,915
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 6 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William K. Bowes, Jr. ("Bowes")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Ordinary Shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Bowes is a general  partner of PMG IV, the general  partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Ordinary Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Bowes is a general  partner of PMG IV, the general  partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,664,915
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 7 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Irwin Federman ("Federman")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Ordinary Shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Federman is a general  partner of PMG IV, the  general  partner of USVP
                                             IV, SV II, and UEP II, and may be deemed to have  shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Ordinary Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Federman is a general  partner of PMG IV, the  general  partner of USVP
                                             IV, SV II,  and UEP II,  and may be deemed to have  shared  dispositive power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,664,915
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 8 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Steven M. Krausz ("Krausz")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Ordinary Shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Krausz is a general  partner of PMG IV, the general partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Ordinary Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Krausz is a general  partner of PMG IV, the general partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,664,915
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                   Page 9 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Dale J. Vogel ("Vogel")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Ordinary Shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Vogel is a general  partner of PMG IV, the general  partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Ordinary Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Vogel is a general  partner of PMG IV, the general  partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,664,915
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
CUSIP NO. M22465104                                             13 G                  Page 10 of 19 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Phillip M. Young ("Young")
                     Tax ID Number:
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     U.S. Citizen
----------------------------------- -------- -----------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Ordinary Shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Young is a general  partner of PMG IV, the general  partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  voting  power with respect to such shares.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Ordinary Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             2,664,915  Ordinary  Shares,  of which  2,304,060  are Ordinary  Shares directly owned by USVP IV, 280,665 are Ordinary  Shares  directly owned by SV II, and  80,190 are  Ordinary  Shares  directly  owned by UEP II.
                                             Young is a general  partner of PMG IV, the general  partner of USVP IV,
                                             SV II, and UEP II, and may be deemed to have shared  dispositive  power with respect to such shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       2,664,915
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                               [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   8.15%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Check Point Software Technologies Ltd.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  35 Jabotinsky Street
                  Ramat-Gan 52511
                  ISRAEL

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by U.S. Venture Partners IV, L.P. ("USVP IV"), Second Ventures II, L.P. ("SV II"), USVP Entrepreneur Partners II, L.P. ("UEP II"), Presidio Management Group IV, L.P. ("PMG IV"), William K. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Steven M. Krausz ("Krausz"), Dale J. Vogel ("Vogel"), and Phillip M. Young ("Young"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  PMG IV is the general partner of USVP IV, SV II and UEP II, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP IV, SV II and UEP II. Bowes, Federman, Krausz, Vogel and Young are general partners of PMG IV, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP IV, SV II and UEP II.


ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP IV, UEP II and PMG IV are Delaware Limited Partnerships, SV II is a Cayman Island Limited Partnership and Bowes, Federman, Krausz, Vogel and Young are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Ordinary Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # M22465104

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                     (a)   Amount beneficially owned:

                           See Row 9 of cover page for each Reporting Person.

                     (b)   Percent of Class:

                           See Row 11 of cover page for each Reporting Person.

                     (c)   Number of shares as to which such person has:


                           (i)   Sole power to vote or to direct the vote:

                                 See Row 5 of cover page for each Reporting Person.

                           (ii)  Shared power to vote or to direct the vote:

                                 See Row 6 of cover page for each Reporting Person.

                           (iii) Sole   power  to   dispose  or  to  direct  the
                                 disposition of:

                                 See Row 7 of cover page for each Reporting Person.

                           (iv) Shared power to dispose or to direct the disposition of:

                                 See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                                    Under certain circumstances set forth in the
                  limited partnership agreements of USVP IV, SV II, UEP II and PMG IV, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 5, 1997



U.S. Venture Partners IV, L.P.               /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,       -----------------------------------
Its General Partner                          Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact


Second Ventures II, L.P.                     /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,       -----------------------------------
Its General Partner                          Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact


U.S.V. Entrepreneur Partners II, L.P.        /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,       -----------------------------------
Its General Partner                          Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact


BHMS Partners III,                           /s/ Michael P. Maher
A California Limited Partnership             -----------------------------------
                                             Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact


William K. Bowes                             /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact

Irwin Federman                               /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact


Steven M. Krausz                             /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact


Dale J. Vogel                                /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact


Phillip M. Young                             /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page

Exhibit A:  Agreement of Joint Filing                                 17

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact         19

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Check Point Software Technologies Ltd. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 5, 1997


U.S. Venture Partners IV, L.P.               /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,       -----------------------------------
Its General Partner                          Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact


Second Ventures II, L.P.                     /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,       -----------------------------------
Its General Partner                          Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact


U.S.V. Entrepreneur Partners II, L.P.        /s/ Michael P. Maher
By Presidio Management Group IV, L.P.,       -----------------------------------
Its General Partner                          Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact


BHMS Partners III,                           /s/ Michael P. Maher
A California Limited Partnership             -----------------------------------
                                             Signature

                                             Michael P. Maher
                                             Chief Financial Officer/
                                             Attorney-In-Fact

                                                             Page 18 of 19 Pages




William K. Bowes                             /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact


Irwin Federman                               /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact


Steven M. Krausz                             /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact


Dale J. Vogel                                /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact


Phillip M. Young                             /s/ Michael P. Maher
                                             -----------------------------------
                                             Michael P. Maher
                                             Attorney-In-Fact

                                                             Page 19 of 19 Pages

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.